Exhibit 99.1
For Immediate Release:
`
Arcadia Resources Announces Record Revenues for the First Quarter of Fiscal 2007
and Filing of Form 10-Q
SOUTHFIELD, MI: August 7, 2006 — Arcadia Resources, Inc. (AMEX: KAD), announced today its financial results for its first fiscal quarter ended June 30, 2006 with record revenues of $37.6 million and a net loss of $158,000, compared to revenues of $30.7 million and a net loss of $1.25 million for the same period of the prior year. For the quarters ended June 30, 2006 and 2005, the Company reported net losses per share of $0.00 and $0.02, respectively. John E. Elliott II, Chairman and CEO of Arcadia Resources, Inc. said, “We are pleased with our results for the quarter and the strides we have made toward achieving profitability and further defining our business offerings.”

Revenues for the quarter ended June 30, 2006 increased 22% to a record $37.6 million compared to revenues of $30.7 million for the quarter ended June 30, 2005. Revenues for the quarter ended June 30, 2006 increased 10% compared to revenues of $34.2 million for the quarter ended March 31, 2006. The increase in revenues from year to year was attributed primarily to internal growth of 9.3% coupled with the assimilation and integration of acquisitions completed after March 31, 2005. The Company completed an acquisition on June 30, 2006 and another on July 12, 2006 which represent additional combined annual revenues of approximately $11 million.

The Company’s consolidated gross profit margin was 35.1% for the quarter ended June 30, 2006 compared to 32.2% for the quarter ended June 30, 2005. The Company’s acquisitions and expansion into pharmacy and durable medical equipment operations began in May 2004, the mail-order catalog operation was added in May 2005 and the retail store concept was initiated in September 2005. These changes have and are expected to continue to drive changes to the consolidated gross profit margin of the Company.

The Company is organized into three separate divisions: Services, which represents home health care and staffing related services; Products, which includes home respiratory care and durable medical equipment and related services; and Retail, which consists of retail sites within six Sears stores and a home health care-oriented mail-order catalog. The Services’ Division revenues for the quarter ended June 30, 2006 were $29.9 million and yielded a gross margin of 26.6% compared to $26.8 million at a gross margin of 27.4% for the quarter ended June 30, 2005. The Products’ Division revenues for the quarter ended June 30, 2006 were $6.7 million at a gross margin of 70% compared to revenues for the quarter ended June 30, 2005 of $3.5 million at a gross margin of 69%. Cost of sales for Services are primarily employee costs, while cost of sales for Products and Retail represents the cost of products and medications sold to patients and supplies used in the delivery of other rental products and services to patients, including the related depreciation of the equipment rented to patients. The components of the Retail Division were acquired or opened during the year ended March 31, 2006 and generated revenues of $1.0 million for the quarter ended June 30, 2006 compared to $460,000 for the quarter ended June 30, 2005, at a 57% gross margin for both periods.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) were $1.3 million for the quarter ended June 30, 2006 compared to $242,000 for the quarter ended June 30, 2005. The presentation below bridges from Net Loss to EBITDA and is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. Management has chosen to present the table below to enable the reader to more readily understand the Company’s EBITDA measurement due to the requirement to classify the depreciation and amortization related to certain revenue-producing fixed assets as a component of cost of goods sold, while presenting the remainder of depreciation and amortization on the corresponding line of the income statement.
Reconciliation of EBITDA to Net Loss:
(in thousands)

	Quarter Ended	Quarter Ended
	June 30, 2006	June 30, 2005
Net Loss	$(158)	$(1,251)
Add back: Income tax expense	39	60
Add back: Debt Discount Amortization	—	424
Add back: Interest Expense	405	474
Depreciation and Amortization	1,022	535

EBITDA	$1,308	$242
John E. Elliott II, chairman and CEO of Arcadia Resources, Inc., stated, “Our primary focus during the first fiscal quarter was to integrate recently completed acquisitions and to develop our plans for the walk-in, routine (non-emergency) medical clinics inside retail super stores and other “host” sites. Additionally, we have reorganized our emphasis on internal growth through the initiation of start up locations and the integration of the products and services of Arcadia into full-line locations, focused primarily on our Florida, Illinois, Michigan and North Carolina operations. Our acquisitions have contributed a strong market reputation, complementary products and services, and an established customer base to Arcadia.”
Elliott concluded, “We believe a consumer-driven healthcare business, based on an individual’s need for more affordable, accessible and varied choices in healthcare products and services, will continue to emerge as the future of healthcare and will enhance the provision of our base of products and services to the public. Our diverse product and service offerings somewhat insulate us from unfavorable changes in reimbursement from any group of payors or customers as only 27% of our revenues come from governmental sources, 44% from an array of institutional clients, and the remainder from private insurers and patients. We continue to focus on meeting the needs of our patients, their caregivers and referral sources and believe our full-line locations enhance our capabilities to bring a more comprehensive home health care solution to the community. We expect to continue to expand our direct-to-the-consumer sales of DME through retail channels and the establishment of walk-in medical clinics. These platforms are natural extensions of our core business and leverage our greatest asset, our people.”
The Company’s periodic report on Form 10-Q for the quarter ended June 30, 2006 is available on the Company’s website (http://www.ArcadiaResourcesInc.com) and the SEC website (http://www.sec.gov).
About Arcadia Resources, Inc.
Arcadia Resources, Inc. is a national provider of home care services and products, including respiratory and durable medical equipment; non-medical and medical staffing, including travel nursing; a mail-order pharmacy; and catalog of health care-oriented products, also available for purchase on www.arcadiahomehealth.com and other leading retailer websites. Through industry partnerships, the Company is also establishing walk-in routine (non-emergency) medical clinics inside of supercenter-type retail stores. Arcadia’s comprehensive solutions help organizations operate more effectively and with greater flexibility, while enabling individuals to manage illness and injury in the comfort of their own homes or through the convenience of local health care sites. For more information on the Company, visit: www.arcadiaresourcesinc.com.
Contact: Krista Finkbeiner of Arcadia Resources, Inc. at 239-434-8884 x 201.

Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended, if applicable to the Company, and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for retail store health clinic services, required capital investment, build-out schedules, competition, and other factors. Actual results may differ materially from those anticipated or implied in the forward-looking statements, which speak only as of the date hereof. Additional information that could materially affect the Company may be found in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.